Exhibit 10.7

AMENDMENT TO OPTION AGREEMENT

THIS AGREEMENT is made as of and effective the 28th day of April, 2017 (the “Effective Date”)

AMONG:

TOP NOTCH MARKETING LTD., a British Columbia company having an office at #1307 – 1473 Johnston Road, White Rock, B.C. V4B 0A2 (email: madkatz@telus.net), R. ROSS BLUSSON, geologist, of #406 – 22327 River Road, Maple Ridge, B.C. V2X 2C7 (email: monablusson@yahoo.com) and DOUBLE-U-EM INVESTMENTS LTD., a British Columbia company having an office at 8880 Myhill Road, Richmond, B.C. V6Y 2J2 (email: Wayne1453@shaw.ca)

(individually an “Optionor” and collectively the “Optionors”)

AND:

FAR RESOURCES LTD., a British Columbia company having an office at Unit 114B – 8988 Fraserton Court, Burnaby, B.C. V5J 5H8 (email: keithanderson43@gmail.com)

(“Far”)

WHEREAS:

A.	By option agreement made as of April 28, 2016 (the “Option Agreement”), the Optionors granted Far the sole and exclusive right and option (the “Option”) to acquire a 100% right, title, estate and interest in and to the Zoro 1 mining claim situated in the Province of Manitoba as more particularly described in the Option Agreement (the “Property”) and held in the name of Dalton Bruce Dupasquier (the “Concession Holder”) on the terms and conditions set out therein;

B.	To date, Far has paid the sum of $16,666.66 cash and issued a total of 333,333 common shares of Far to each of the Optionors pursuant to section 2.2(a) of the Option Agreement;

C.	In order to maintain the Option in good standing, Far is required to pay the Optionors an aggregate additional consideration of $300,000 on or before April 28, 2017 in accordance with subsection 2.2(b) of the Option Agreement; and

D.	The Optionors and Far have agreed to amend the terms of the Option Agreement and the total consideration to be paid by Far to the Optionors in order to exercise the Option on the terms and conditions set out herein.

NOW THEREFORE in consideration of the sum of $10.00 now paid by Far to the Optionors, the mutual covenants and premises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties agree as follows:

1.	Defined Terms

1.1.	Except as otherwise defined in this Agreement, capitalized terms used in this Agreement have the meanings ascribed to those terms in the Option Agreement.

2.	Amendment to Option Agreement

2.1.	Each of the Optionors hereby acknowledges its prior receipt of the sum of $16,666.66 cash and 333,333 Shares of Far pursuant to and in accordance with Section 2.2(a) of the Option Agreement.

2.2.	Effective on the Effective Date, the Optionors and Far covenant and agree that the Option Agreement is hereby amended as follows:

(a)	The definition of “Completion Date” in Section 1.1(b) of the Option Agreement is amended to mean “May 9, 2017 or such other date as mutually agreed to by the Optionors and Far”;

(b)	Sections 2.2(b) and 2.2(c) of the Option Agreement are deleted in their entirety and replaced by a new Section 2.2.1 as follows:

“2.2.1 Final Exercise of Option. Far may exercise and shall be deemed to have exercised the Option in full and earned a 100% right, title, estate and interest in the Property, free and clear of all Encumbrances, royalties and net profits interests whatsoever, upon payment to the Optionors of the following consideration on the Completion Date:

(a)	issuance to the Optionors of a total of 6,000,000 Shares of Far at a deemed price of 0.10 per Share (collectively the “Closing Shares”), which Closing Shares shall be allocated equally amongst the Optionors on the basis of 2,000,000 Closing Shares each; and

(b)	issuance to each of the Optionors of a non-interest bearing promissory note in the principal amount of $33,333.33 ($99,999.99 in total) payable on the first anniversary of the Completion Date.

The Optionors acknowledge and agree that the Closing Shares shall be subject to the following resale restrictions and that the certificates representing the Closing Shares will bear legends to such effect:

(i)	6,666 of the Closing Shares shall be subject a statutory hold period of four months and one day from the Completion Date (the “Statutory Hold Period”);

(ii)	1,666,667 of the Closing Shares shall be subject to the Statutory Hold Period and an additional voluntary hold period expiring four (4) months after the expiry of the Statutory Hold Period; and

(iii)	the balance of 1,666,667 Closing Shares shall be subject to the Statutory Hold Period and an additional voluntary hold period expiring eight (8) months after the expiry of the Statutory Hold Period.”

(c)	Section 2.3 of the Option Agreement is deleted in its entirety and replaced by the following:

“2.3 Conveyance. On the Completion Date, the Optionor shall deliver or cause the Concession Holder to deliver to Far any and all transfer documents, duly executed and in registrable form, which are necessary to validly assign, transfer and convey a 100% interest in and to the Property to Far free and clear of all Encumbrances, royalties and net profits interests whatsoever.”

3.	Acknowledgement of Optionors

3.1.	Each of the Optionors acknowledges and understands that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Closing Shares;

(b)	there is no government or other insurance covering the Closing Shares;

(c)	there are risks associated with the acquisition of the Closing Shares;

(d)	there are restrictions on each Optionor`s ability to resell the Closing Shares and it is the responsibility of each Optionor to ascertain what those restrictions are and to comply with such restrictions before selling the Closing Shares;

(e)	Far has advised the Optionors that it is relying on an exemption from the requirements of applicable securities legislation in Canada to provide the Optionors with a prospectus and as a consequence of acquiring the Closing Shares pursuant to such exemption, certain protections, rights and remedies provided by such legislation, including statutory rights of rescission or damages in Canada, will not be available to the Optionors;

(f)	the decision to accept the Closing Shares hereunder has not been based upon any oral or written representation as to fact or otherwise (except as expressly set out herein) made by or on behalf of Far;

(g)	each Optionor is solely responsible for its own due diligence investigation of Far and its business and for its own analysis of the merits and risks of its investment in the Closing Shares, has had the opportunity to obtain independent legal, income tax and investment advice with respect to the Closing Shares and is able to bear the economic risk of loss of its entire investment;

(h)	the Closing Shares have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or the securities or “blue sky” laws of any state in the United States and may not be offered or sold in the United States or to a U.S. Person (as such term is defined in Rule 902(o) of Regulation S promulgated under the 1933 Act, and includes (i) any natural person resident in the United States and (ii) any partnership or corporation organized or incorporated under the laws of the United States, among other persons specified in such Rule) unless registered under the 1933 Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available, and Far has no obligation or present intention of filing a registration statement under the 1933 Act in respect of the Closing Shares and no obligation to register or qualify the Closing Shares in the United States or elsewhere for resale;

(i)	there may be material tax consequences to the Optionors resulting from the acquisition or disposition of the Closing Shares and that Far gives no opinion and makes no representation with respect to the tax consequences to the Optionors under Canadian federal, provincial, local or foreign tax law of the Optionor`s acquisition or disposition of the Closing Shares; and

(j)	neither Far nor any other person has made any written or oral representations to the Optionors:

(i)	that any person will resell or repurchase the Closing Shares;

(ii)	that any person will refund the consideration for the Closing Shares;

(iii)	as to the future price or value of the Closing Shares; or

(iv)	that the Closing Shares will be listed and posted for trading on a stock exchange or that application has been made to list and post the Closing Shares for trading on any stock exchange, save and except for the Canadian Securities Exchange.

4.	Miscellaneous

4.1.	Notice. Any notice given in connection with this Agreement will be delivered to the respective addresses set out above or to such other address as any of the parties may designate in writing, and such notice may be delivered in accordance with Section 7.7 of the Option Agreement or by email addressed to the parties at the email addresses set out on the first page of this Agreement, provided that if such notice is delivered by email, such notice shall be deemed to have been received on the first business day following the transmission thereof.

4.2.	Further Assurances. Each party will, at all times hereafter at the request and cost of any other party, execute such further and other documents as such other party may reasonably require in order to evidence or give effect to the terms of this Agreement.

4.3.	Amendment of Option Agreement. The Option Agreement is hereby deemed to be amended with all necessary changes being made to incorporate and give effect to the provisions of this Agreement. Except as amended by this Agreement, the parties acknowledge that the Option Agreement is unamended, and that, as amended by this Agreement, the Option Agreement is in full force and effect and in good standing, in accordance with its terms.

4.4.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, administrators, personal representatives, successors, and permitted assigns.

4.5.	Governing Law. This Agreement will be governed by and interpreted in accordance with laws of the Province of British Columbia and the federal laws of Canada applicable therein.

4.6.	Independent Legal Advice. All parties acknowledge and agree that each party has been advised to obtain independent legal, accounting, investment and tax advice prior to the execution and delivery of this Agreement and that in the event a party did not avail itself of such opportunity before signing this Agreement, such party did so voluntarily and without any undue pressure or influence by any of the other parties and that any failure to obtain independent legal, accounting, investment or tax advice shall not be used as a defense to the enforcement of a party’s obligations under this Agreement.

4.7.	Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile or scanned email attachment, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of Effective Date.

[EXECUTION PAGE TO FOLLOW]

IN WITNESS WHEREOF the parties executed this Agreement as of the date first above written.

TOP NOTCH MARKETING LTD.

Per:
Authorized Signatory

SIGNED AND DELIVERED by R. ROSS BLUSSON in the presence of:	) ) ) )
)
[name]	) )
)
[address]	) )	R. Ross Blusson
)
[occupation]	)

DOUBLE-U-EM INVESTMENTS LTD.

Per:
Authorized Signatory

FAR RESOURCES LTD.

Per:
Authorized Signatory